Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE — January 23, 2019

FVCBankcorp, Inc. Announces Record Earnings;

Successful Integration of Colombo Bank

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported fourth quarter 2018 net income of $1.4 million, or $0.10 diluted earnings per share, compared to $1.0 million, or $0.08 diluted earnings per share, for the quarterly period ended December 31, 2017.  For the year ended December 31, 2018, net income was $10.9 million, or $0.85 per diluted share, compared to $7.7 million, or $0.67 per diluted share, for 2017.

On October 12, 2018, the Company completed its acquisition of Colombo Bank (“Colombo”), and incurred merger-related expenses of $2.7 million and $3.3 million, respectively, for the three and twelve months ended December 31, 2018, respectively.  In addition, the Company sold $10.9 million in securities available-for-sale at a loss of $462 thousand and a book yield of approximately 1.50%, and reinvested those proceeds into higher yielding securities at approximately 3.20%.  Excluding merger-related expenses and loss on sales of securities available-for-sale, net of tax, earnings for the three and twelve months ended December 31, 2018 were $3.9 million and $13.9 million, respectively.   Excluding the effect of $2.0 million in write-downs of deferred tax assets due to enactment of the Tax Cut and Jobs Act (“TCJA”) and $704 thousand in gain on foreclosure of other real estate owned (“OREO”), net of tax, during the fourth quarter of 2017, earnings for the three and twelve months ended December 31, 2017 were $2.3 million and $9.0 million, respectively.

Diluted earnings per share excluding the above adjustments for the three and twelve months ended December 31, 2018 was $0.26 and $1.08, respectively, compared with $0.19 and $0.78, respectively, for the three and twelve months ended December 31, 2017. The Company believes the reporting of non-GAAP earnings to exclude merger-related expenses, losses on sales of securities, gain on foreclosure of OREO, and the tax impacts from the TCJA, are more reflective of the Company’s operating performance and future performance (“Operating Earnings”).  On a GAAP basis, return on average assets was 0.42% and return on average equity was 3.65% for the fourth quarter of 2018.  For the comparable December 31, 2017 period, return on average assets was 0.40% and return on average equity was 4.06%.  On an Operating Earnings basis, return on average assets and return on average equity for the three months ended December 31, 2018 was 1.16% and 10.07%, respectively. On an Operating Earnings basis, return on average assets and return on average equity for the year ended December 31, 2018 was 1.20% and 11.87%, respectively.

Selected Highlights

•                  Strategic Bank Acquisition.  On October 12, 2018, the Company completed its acquisition of Colombo and completed the systems conversions process. Quarterly income and expenses include the former Colombo operations since the October 12, 2018 combination.

•                  Record Operating Earnings.  Operating Earnings increased $1.6 million, or 69%, to $3.9 million for the fourth quarter of 2018 as compared to the same 2017 period.  For the year ended December 31, 2018, Operating Earnings increased $4.9 million, or 54%, compared to 2017.

•                  Improved Tangible Book Value.  Tangible book value per share at December 31, 2018 was $10.93, a 21% increase from $9.03 at December 31, 2017.

•                  Continued Loan Growth.  Total loans, net of deferred fees, totaled $1.14 billion at December 31, 2018, an increase of $248.1 million, or 28%, from December 31, 2017. Excluding loans acquired from Colombo Bank, net loans increased $115.8, or 13%.  Excluding acquired loans, average loan growth year-to-date 2018 was $134.8 million, or 17% of average loans receivable for 2018, enhancing the Company’s loan yield by 30 basis points for the year.

•                  Sound Asset Quality.  Asset quality remains strong with nonperforming loans and loans past due 90 days or more as a percentage of total assets being 0.28% at December 31, 2018, compared to 0.07% at December 31, 2017.  Nonperforming loans and loans past due 90 days or more totaled $3.9 million at December 31, 2018, of which $870,000 were related to the acquisition.

•                  Strong Core Deposit Growth.  Total deposits increased $234.3 million, or 25%, from December 31, 2017 to December 31, 2018.  Total deposits, excluding acquired deposits and wholesale deposits, increased $127.1 million year-over-year, or 16%.

•                  Improved Efficiency Ratio.  Efficiency ratio for the three months ended December 31, 2018 was 75.7%, and excluding merger-related expenses and losses on securities, the efficiency ratio improved to 54.3% for the quarter and 55.1% for 2018 year.

“Fourth quarter 2018 was another milestone for our Company as we closed our acquisition of Colombo Bank and completed the systems integration within a five month period of time.  As our physical footprint has expanded into Maryland and the District of Colombia, we are attracting new clients and expanding existing relationships, introducing them to our products and technology, which augments the customer experience.   Additionally, during the fourth quarter following our over-subscribed IPO, we were added to the Russell 2000® Index, which will enhance our trading liquidity and investor visibility.  We are thrilled with the opportunities we see for our Company as we enter 2019,” stated David W. Pijor, Chairman and CEO.

Acquisition of Colombo Bank

On October 12, 2018, the Company completed its previously announced acquisition of Colombo. In connection with the transaction, 763,051 shares of the Company’s common stock were issued to Colombo’s shareholders, along with $18.3 million in cash. The Company added $199.5 million of total assets to its balance sheet, including $142.6 million of loans, net of negative $3.0 million of fair value adjustments, and $138.3 million of deposits, including a negative $327 thousand fair value adjustment to the CD portfolio. Additionally, the Company recorded $6.9 million of goodwill and $2.0 million of core deposit intangibles. During the year, the Company incurred legal and accounting costs, contract termination expenses, system conversion and integration expenses, plus employee retention and severance payments related to the acquisition. As of December 31, 2018, all merger-related expenses have been recognized and the Company has implemented cost savings in excess of the 35% anticipated for the merger.

Balance Sheet

Total assets increased to $1.35 billion compared to $1.05 billion as of December 31, 2018 and 2017, respectively, an increase of $298.7 million, or 28%. Loans receivable, net of deferred fees, totaled $1.14 billion as of December 31, 2018, compared to $888.7 million as of December 31, 2017, a year-over-year increase of $248.1 million, or 28%. Excluding the loans acquired from Colombo, loans grew $115.8 million, or 13% year-over-year, and average loans grew $134.8 million, or 17%. Excluding the loans acquired from Colombo, loans increased $25.7 for the quarter, or 12% on an annualized basis, and average loans grew $26.2 million, or 11% on an annualized basis. Mr. Pijor added, “We consider average loan growth a better measure of the loan portfolio growth, as it directly correlates with interest income growth.  This becomes increasingly important as the bank’s portfolio reflects higher levels of C&I lending, including government contract lending, in which balances outstanding can fluctuate at period ends.”

During the quarter, loan originations totaled approximately $95 million, of which $36 million funded during the quarter.  Construction loans and C&I loan closings represented a larger portion of originations during the quarter ended December 31, 2018; consequently a large amount of loan commitments were not funded by year end.  Further, during the quarter, the Company experienced large payoffs outside of the expected loan repayments and curtailments, totaling an additional $22 million, which resulted in lower than expected net loan growth for the quarter.

Investment securities increased $7.6 million to $125.3 million at December 31, 2018, compared to $117.7 million at December 31, 2017.  During the fourth quarter of 2018, the Company sold $24.4 million in investment securities, including $13.5 million that were acquired from Colombo, repositioning its securities portfolio to replace lower yielding securities with market rate securities to improve future incremental income.

Total deposits increased to $1.16 billion as of December 31, 2018 compared to $928.2 million as of December 31, 2017, an increase of $234.3 million, or 25%. Total deposits, excluding acquired deposits and wholesale deposits, increased $127.1 million year-over-year, or 16%.  Core deposits, which represent total deposits less wholesale deposits, increased $265.4 million or 33% year-over-year.  Wholesale deposits totaled $84.4 million, or 7% of total deposits at December 31, 2018, a decrease of $31.1 million from December 31, 2017.  Noninterest-bearing deposits increased 33% to $233.3 million at December 31, 2018, or 20% of total deposits, compared to $175.4 million at December 31, 2017.  Excluding deposits recorded at acquisition, noninterest bearing deposits increased 18% year-over-year, or $38.8 million.

The Company has expanded its core deposit growth through the acquisition of Colombo and five additional branches in Maryland and the District of Columbia.  The Company continues its relationship-driven business strategy through enhanced cash management products and a team based approach to building and maintaining customer relationships.

Income Statement

Net interest income totaled $11.8 million, an increase of $3.4 million, or 40%, for the quarter ended December 31, 2018, compared to the year ago quarter. The Company’s net interest margin was 3.59% and 3.43% for the quarters ended December 31, 2018 and 2017, respectively. On a linked quarter basis, net interest income increased $1.9 million, or 20%, and the margin increased 5 basis points from 3.54% for the three months ended September 30, 2018, a result of increases in yields on earning assets and strong growth in core deposit mix offset by an increase in the cost of funds.  The contribution of the assets and liabilities from Colombo added approximately $1.3 million to net interest income and 0.02% to the margin for the fourth quarter.

Cost of deposits for the fourth quarter of 2018 was 1.16%, compared to 0.87% for the fourth quarter of 2017, a 33% year-over-year increase, reflecting the Company’s continued management of its funding costs in a year where the Federal Reserve hiked its benchmark short-term interest rate a total of 100 basis points.  Loan yields for the fourth quarter of 2018 were 5.22% compared to 4.63% for the year ago quarter.

Noninterest income totaled $166 thousand and $1.5 million for the quarters ended December 31, 2018 and 2017, respectively.  Noninterest income excluding loss on sales of securities and gain on other real estate owned was $628 thousand and $397 thousand for the respective quarters, an increase of 58%.  Fee income from fees on loans, service charges on deposits, and other fee income was $519 thousand, an increase of 106% for the quarter ended December 31, 2018 compared to 2017.  Included in loan income are fees from interest rate swaps totaling $229 thousand for the fourth quarter of 2018.  In addition, the Colombo transaction added approximately $31 thousand to non-interest income for the fourth quarter of 2018.  Losses on sales of securities available-for-sale totaled $462,000 during the fourth quarter of 2018 as a result of the aforementioned reinvestment strategy.  During the fourth quarter of 2017, the Company recorded $1.1 million related to a gain on other real estate owned.

Noninterest expense totaled $9.4 million for the quarter ended December 31, 2018, compared to $4.9 million for the same three-month period of 2017. Approximately $800 thousand of the increase in noninterest expense from the year ago quarter is attributable to expenses associated with Colombo’s former operations, in addition to merger-related expenses of $2.7 million for the three months ended December 31, 2018.  During the year, the Company strategically hired business development officers and back office staff to support the Company’s growth plans, and retained several employees from Colombo, including lending and branch personnel. As a result, salary and compensation related expenses increased $1.1 million, or 40%, for the quarter ended December 31, 2018, compared to the same three-month period of 2017. Occupancy and equipment expense increased $195 thousand year-over-year primarily as a result of the branch locations acquired from Colombo.  Professional fees increased slightly year-over-year as a result of implementation costs related to regulatory compliance over the Company’s internal control environment.  Increases in data processing and network administration, franchise taxes and other operating expenses for the quarter ended December 31, 2018 compared to the same three-month period of 2017 is primarily growth related. On a linked quarter basis, noninterest expense excluding non-recurring merger-related expenses and the noninterest expenses associated with the addition of Colombo, increased 5% from the three months ended September 30, 2018.  The efficiency ratio for the quarter ended December 31, 2018 was 75.7%, or 54.3% excluding merger-related expenses and securities losses, a decrease from 55.9% from the year ago quarter.

Asset Quality

Asset quality remains strong as nonperforming loans and loans ninety days or more past due totaled $3.9 million, or 0.28% of total assets, of which $870 thousand related to acquired loans. Performing troubled debt restructurings (“TDR”) decreased to $203,000 at December 31, 2018, compared to $1.7 million at December 31, 2017. Nonperforming assets (including TDRs and other real estate owned) to total assets was 0.61% and 0.58% at December 31, 2018 and 2017, respectively.  The allowance for loan losses to total loans was 0.81% at December 31, 2018, a decrease from 0.88% at September 30, 2018.  This ratio decrease was primarily the result of the addition of $142.6 million of acquired loans.  The allowance for loan losses on the Company’s legacy portfolio was 0.92% of loan outstanding at December 31, 2018.  The increase in the legacy allowance was primarily attributable to modest charge-offs and specific reserves added to the allowance during the quarter.

About FVCBankcorp Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary of FVCB which commenced operations in November 2007. FVCbank is a $1.35 billion Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore, Washington D.C., metropolitan areas. Locally owned and managed, FVCbank is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

For more information on the Company’s 2018 selected financial information, please visit the Investor Relations page of FVCBankcorp Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated

herein.  These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors previously disclosed in the “Risk Factors” section included in the Company’s prospectus filed with the Securities and Exchange Commission on September 17, 2018 pursuant to Rule 424(b)(4) under the Securities Act of 1933. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Selected Balances
Total assets	$1,351,961	$1,053,224
Total investment securities	130,597	121,150
Total loans, net of deferred fees	1,136,743	888,677
Allowance for loan losses	(9,159)	(7,725)
Total deposits	1,162,440	928,163
Subordinated debt	24,407	24,327
Other borrowings	—	—
Total stockholders’ equity	158,721	98,283
Summary Results of Operations
Interest income	$15,640	$10,801	$51,924	$40,302
Interest expense	3,823	2,350	12,110	8,195
Net interest income	11,817	8,451	39,814	32,107
Provision for loan losses	930	435	1,920	1,200
Net interest income after provision for loan losses	10,887	8,016	37,894	30,907
Noninterest income - loan fees, service charges and other	519	252	1,685	881
Noninterest income - bank owned life insurance	109	115	438	855
Noninterest income - gain (loss) on securities sold	(462)	30	(462)	164
Noninterest income - gains on foreclosure of other real estate owned	—	1,075	—	1,075
Noninterest expense	9,419	4,925	26,448	19,346
Income before taxes	1,634	4,563	13,107	14,536
Income tax expense	224	3,558	2,238	6,846
Net income	1,410	1,005	10,869	7,690
Per Share Data (2)
Net income, basic	$0.10	$0.09	$0.93	$0.74
Net income, diluted	$0.10	$0.08	$0.85	$0.67
Book value	$11.57	$9.04
Tangible Book value	$10.93	$9.03
Shares outstanding	13,712,615	10,868,984
Selected Ratios
Net interest margin (3)	3.59%	3.43%	3.51%	3.43%
Return on average assets (3)	0.42%	0.40%	0.94%	0.80%
Return on average equity (3)	3.65%	4.06%	9.29%	8.63%
Efficiency (1)	75.69%	55.85%	63.07%	57.16%

Loans, net of deferred fees, to total deposits	97.79%	95.75%
Noninterest-bearing deposits to total deposits	20.07%	18.90%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$1,410	$1,005	$10,869	$7,690
Add: Merger and acquisition expense	2,668	—	3,339	—
Add: Gains (losses) on sales of securities available-for-sale	(462)	30	(462)	164
Less: provision for income taxes associated with merger and acquisition expense	(649)	—	(788)	—
Add: TCJA revaluation of net deferred tax assets	—	2,003	—	2,003
Less: Gain on foreclosure of other real estate owned	—	(1,075)	—	(1,075)
Net income, as adjusted	$2,967	$1,903	$12,958	$8,454
Net income, diluted, on an operating basis	$0.26	$0.16	$1.08	$0.73
Return on average assets (non-GAAP operating earnings)	1.16%	0.75%	1.20%	0.88%
Return on average equity (non-GAAP operating earnings)	10.07%	7.62%	11.87%	9.49%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.16%	9.33%
Total capital (to risk weighted assets)	14.16%	12.83%
Common equity tier 1 capital (to risk weighted assets)	13.43%	12.05%
Tier 1 capital (to risk weighted assets)	13.43%	12.05%
Tier 1 leverage (to average assets)	12.64%	11.79%
Asset Quality
Nonperforming loans and loans 90+ past due	$4,451	$789
Performing troubled debt restructurings (TDRs)	203	1,671
Other real estate owned	4,224	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.33%	0.07%
Nonperforming assets to total assets	0.64%	0.44%
Nonperforming assets (including TDRs) to total assets	0.66%	0.58%
Allowance for loan losses to loans	0.81%	0.87%
Allowance for loan losses to nonperforming loans	205.77%	979.09%
Net charge-offs (recovery)	$347	$(19)	$84	$(73)
Net charge-offs (recovery) to average loans (3)	0.13%	(0.01)%	0.01%	(0.01)%
Selected Average Balances
Total assets	$1,341,991	$1,013,070	$1,159,249	$955,892
Total earning assets	1,305,573	986,648	1,134,797	936,356
Total loans, net of deferred fees	1,101,539	851,123	971,883	805,186
Total deposits	1,141,500	878,481	1,006,470	823,825
Other Data
Noninterest-bearing deposits	$233,318	$175,446
Interest-bearing checking, savings and money market	533,732	379,101
Time deposits	310,985	258,127
Wholesale deposits	84,405	115,489

(1)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income, excluding gains (losses) on sales of investment securities and other real estate owned.

(2) All per share data calculations have been retroactively adjusted for the five-for-four stock split declared September 2017.

(3) Annualized.

(4) Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change		% Change
			Current		From
	12/31/2018	9/30/2018	Quarter	12/31/2017	Year Ago

Cash and due from banks	$9,435	$8,939	5.5%	$7,428	27.0%
Interest-bearing deposits at other financial institutions	34,060	46,396	-26.6%	15,139	125.0%
Investment securities	125,298	113,131	10.8%	117,712	6.4%
Restricted stock, at cost	5,299	3,800	39.4%	3,438	54.1%

Loans, net of fees:
Commercial real estate	682,203	592,083	15.2%	526,065	29.7%
Commercial and industrial	137,080	108,331	26.5%	98,150	39.7%
Commercial construction	152,526	144,140	5.8%	123,444	23.6%
Consumer residential	132,280	107,207	23.4%	108,786	21.6%
Consumer nonresidential	32,654	26,543	23.0%	32,232	1.3%
Total loans, net of fees	1,136,743	978,304	16.2%	888,677	27.9%
Allowance for loan losses	(9,159)	(8,576)	6.8%	(7,725)	18.6%
Loans, net	1,127,584	969,728	16.3%	880,952	28.0%

Premises and equipment, net	2,271	1,420	59.9%	1,236	83.7%
Bank owned life insurance (BOLI)	16,406	16,297	0.7%	15,969	2.7%
Other real estate owned	4,224	3,866	9.3%	3,866	9.3%
Other assets	27,384	11,860	130.9%	7,484	265.9%

Total Assets	$1,351,961	$1,175,437	15.0%	$1,053,224	28.4%

Deposits:
Noninterest-bearing	$233,318	$211,808	10.2%	$175,446	33.0%
Interest-bearing checking	312,446	276,197	13.1%	185,528	68.4%
Savings and money market	221,286	209,122	5.8%	193,573	14.3%
Time deposits	310,985	246,272	26.3%	258,127	20.5%
Wholesale deposits	84,405	50,587	66.9%	115,489	-26.9%
Total deposits	1,162,440	993,986	16.9%	928,163	25.2%

Other borrowed funds	—	15,000	-100.0%	—	0.0%
Subordinated notes, net of issuance costs	24,407	24,387	0.1%	24,327	0.3%
Other liabilities	6,393	3,288	94.4%	2,451	160.8%

Stockholders’ equity	158,721	138,776	14.4%	98,283	61.5%

Total Liabilities & Stockholders’ Equity	$1,351,961	$1,175,437	15.0%	$1,053,224	28.4%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	12/31/2018	9/30/2018	Quarter	12/31/2017	Year Ago

Net interest income	$11,817	$9,878	19.6%	$8,451	39.8%
Provision for loan losses	930	351	165.0%	435	113.8%
Net interest income after provision for loan losses	10,887	9,527	14.3%	8,016	35.8%

Noninterest income:
Fees on Loans	249	411	-39.4%	29	758.6%
Service charges on deposit accounts	184	158	16.5%	145	26.9%
Gain (loss) on sales of securities available-for-sale	(462)	—	-100.0%	30	-1,640.0%
Gains on other real estate owned	—	—	0.0%	1,075	-100.0%
BOLI income	109	110	-0.9%	115	-5.2%
Other fee income	86	69	24.6%	78	10.3%
Total noninterest income	166	748	-77.8%	1,472	-88.7%

Noninterest expense:
Salaries and employee benefits	4,008	3,491	14.8%	2,861	40.1%
Occupancy and equipment expense	781	591	32.1%	586	33.3%
Data processing and network administration	347	321	8.1%	285	21.8%
State franchise taxes	296	296	0.0%	252	17.5%
Professional fees	214	147	45.6%	161	32.9%
Merger and acquisition expense	2,668	274	873.7%	—	100.0%
Other operating expense	1,105	828	33.5%	780	41.7%
Total non-interest expense	9,419	5,948	58.4%	4,925	91.2%
Net income before income taxes	1,634	4,327	-62.2%	4,563	-64.2%
Income tax expense	224	942	-76.2%	3,558	-93.7%
Net Income	$1,410	$3,385	-58.3%	$1,005	40.3%

Earnings per share - basic	$0.10	$0.30	-66.7%	$0.09	11.1%
Earnings per share - diluted	$0.10	$0.27	-63.0%	$0.08	25.0%
Weighted-average common shares outstanding - basic	13,575,616	11,324,965	19.9%	10,866,639	24.9%
Weighted-average common shares outstanding - diluted	14,700,167	12,470,384	17.9%	12,095,023	21.5%

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):

GAAP net income reported above	$1,410	$3,385		$1,005
Add: Merger and acquisition expense above	2,668	274		—
Add: Loss on sales of securities available-for-sale	462	—		30
Subtract: provision for income taxes associated with merger and acquisition expense	(649)	(24)		—
Add: TCJA revaluation of net deferred tax assets	—	—		2,003
Less: Gain on foreclosure of other real estate owned	—	—		(1,075)
NET INCOME, excluding above merger and acquisition charges	$3,891	$3,635		$1,903
Earnings per share - basic (excluding merger and acquisition charges)	$0.29	$0.32		$0.18
Earnings per share - diluted (excluding merger and acquisition charges)	$0.26	$0.29		$0.16

Return on average assets (non-GAAP operating earnings)	1.16%	1.27%		0.75%

Return on average equity (non-GAAP operating earnings)	10.07%	13.13%		7.62%

Efficiency ratio (non-GAAP operating earnings)	54.25%	53.40%		49.63%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Years Ended
			% Change
			From
	12/31/2018	12/31/2017	Year Ago

Net interest income	$39,814	$32,107	24.0%
Provision for loan losses	1,920	1,200	60.0%
Net interest income after provision for loan losses	37,894	30,907	22.6%

Noninterest income:
Fees on Loans	722	76	850.0%
Service charges on deposit accounts	635	546	16.3%
Gain (loss) on sale of securities available-for-sale	(462)	164	-381.7%
Gains on other real estate owned	—	1,075	-100.0%
BOLI income	438	855	-48.8%
Other fee income	328	259	26.6%
Total noninterest income	1,661	2,975	-44.2%

Noninterest expense:
Salaries and employee benefits	14,008	11,659	20.1%
Occupancy and equipment expense	2,524	2,259	11.7%
Data processing and network administration	1,233	1,017	21.2%
State franchise taxes	1,184	1,041	13.7%
Professional fees	649	513	26.5%
Merger and acquisition expense	3,339	—	100.0%
Other operating expense	3,511	2,857	22.9%
Total non-interest expense	26,448	19,346	36.7%
Net income before income taxes	13,107	14,536	-9.8%
Income tax expense	2,238	6,846	-67.3%
Net income	$10,869	$7,690	41.3%

Earnings per share - basic	$0.93	$0.74	25.7%
Earnings per share - diluted	$0.85	$0.67	26.9%
Weighted-average common shares outstanding - basic	11,714,668	10,434,709	12.3%
Weighted-average common shares outstanding - diluted	12,821,757	11,545,408	11.1%

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$10,869	$7,690
Add: Merger and acquisition expense above	3,339	—
Add: Loss on sales of securities available-for-sale	462	(164)
Subtract: provision for income taxes associated with merger and acquisition expense	(788)	—
Add: TCJA revaluation of net deferred tax assets	—	2,003
Less: Gain on foreclosure of other real estate owned	—	(1,075)
NET INCOME, excluding above merger and acquisition charges	$13,882	$8,454
Earnings per share - basic (excluding merger and acquisition charges)	$1.18	$0.81
Earnings per share - diluted (excluding merger and acquisition charges)	$1.08	$0.73

Return on average assets (non-GAAP operating earnings)	1.20%	0.88%

Return on average equity (non-GAAP operating earnings)	11.87%	9.49%

Efficiency ratio (non-GAAP operating earnings)	55.10%	55.40%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	12/31/2018		9/30/2018		12/31/2017
	Average	Average	Average	Average	Average	Average
	Balance	Yield	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$668,609	4.91%	$575,738	4.72%	$518,345	4.59%
Commercial and industrial	127,520	5.86%	110,241	5.81%	89,031	5.14%
Commercial construction	148,745	5.81%	140,213	5.39%	111,555	5.07%
Consumer residential	130,222	5.09%	106,922	4.72%	108,204	4.00%
Consumer nonresidential	26,443	7.23%	26,878	6.50%	23,988	4.47%
Total loans	1,101,539	5.22%	959,992	4.99%	851,123	4.63%

Investment securities (2)(3)	136,099	2.69%	120,174	2.45%	122,231	2.28%
Interest-bearing deposits at other financial institutions	67,935	2.08%	35,988	1.82%	13,294	1.23%
Total interest-earning assets	1,305,573	4.79%	1,116,154	4.62%	986,648	4.18%

Non-interest earning assets:
Cash and due from banks	3,459		2,386		7,315
Premises and equipment, net	2,172		1,416		1,228
Accrued interest and other assets	39,404		31,107		25,282
Allowance for loan losses	(8,617)		(8,421)		(7,403)

Total Assets	$1,341,991		$1,142,642		$1,013,070

Interest-bearing liabilities:
Interest checking	$259,202	1.32%	$251,299	1.10%	$193,896	0.86%
Savings and money market	303,375	1.18%	190,176	1.18%	179,495	0.85%
Time deposits	302,838	1.89%	249,508	1.62%	238,331	1.42%
Wholesale deposits	33,557	1.79%	65,354	1.84%	82,094	1.29%
Total interest-bearing deposits	898,972	1.47%	756,337	1.36%	693,816	1.11%

Other borrowed funds	15,693	2.35%	2,799	2.25%	9,287	1.59%
Subordinated notes, net of issuance costs	24,394	6.42%	24,374	6.43%	24,314	6.45%
Total interest-bearing liabilities	939,059	1.62%	783,510	1.52%	727,417	1.29%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	242,528		245,742		184,665
Other liabilities	5,883		2,662		1,904

Stockholders’ equity	154,521		110,728		99,084

Total Liabilities and Stockholders’ Equity	$1,341,991		$1,142,642		$1,013,070

Net Interest Margin (2)		3.59%		3.54%		3.43%

(1)                   Non-accrual loans are included in average balances.

(2)                   The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 23% for 2018 and 34.5% for 2017.

(3)                   The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Years Ended
	12/31/2018		12/31/2017
	Average	Average	Average	Average
	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$587,060	4.72%	$499,776	4.65%
Commercial and industrial	109,475	5.64%	91,361	4.94%
Commercial construction	133,691	5.36%	89,156	4.93%
Consumer residential	113,643	4.68%	105,715	4.27%
Consumer nonresidential	28,014	6.58%	19,178	4.33%
Total loans	971,883	4.96%	805,186	4.66%

Investment securities (2)(3)	128,721	2.44%	117,770	2.30%
Interest-bearing deposits at other financial institutions	34,193	1.75%	13,400	0.68%
Total interest-earning assets	1,134,797	4.58%	936,356	4.31%

Non-interest earning assets:
Cash and due from banks	2,683		1,924
Premises and equipment, net	1,555		1,367
Accrued interest and other assets	28,480		23,232
Allowance for loan losses	(8,266)		(6,987)

Total Assets	$1,159,249		$955,892

Interest-bearing liabilities:
Interest checking	$182,532	1.18%	$204,422	0.81%
Savings and money market	258,462	1.04%	162,127	0.72%
Time deposits	265,038	1.61%	210,093	1.32%
Wholesale deposits	77,466	1.63%	75,534	1.07%
Total interest-bearing deposits	783,498	1.32%	652,176	0.98%

Other borrowed funds	8,366	2.11%	16,564	1.19%
Subordinated notes, net of issuance costs	24,364	6.48%	24,285	6.51%
Total interest-bearing liabilities	816,228	1.48%	693,025	1.18%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	222,972		171,649
Other liabilities	3,057		2,162

Stockholders’ equity	116,992		89,056

Total Liabilities and Stockholders’ Equity	$1,159,249		$955,892

Net Interest Margin (2)		3.51%		3.43%

(1)                   Non-accrual loans are included in average balances.

(2)                   The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 23% for 2018 and 34.5% for 2017.

(3)                   The average balances for investment securities includes restricted stock.